Exhibit 5.1

SUITE 1000 VOLUNTEER BUILDING 832 GEORGIA AVENUE CHATTANOOGA, TENNESSEE 37402-2289 FAX (423) 785-84

April 29, 2009

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

RE:	Registration Statement on Form S-8:

Unum Limited Savings-Related Share Option Scheme 2008

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Unum Group, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in order to register 200,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), reserved for issuance under the Unum Limited Savings-Related Share Option Scheme 2008 (the “Plan”).

We have examined the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, as amended, the Plan, the Registration Statement and such other records, documents, instruments and certificates, and we have made such further legal and factual examinations and investigations, as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed below. In rendering our opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued and sold in accordance with the terms and conditions of the Plan and against receipt of due consideration therefor, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinion is limited to the federal laws of the United States and to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to supplement this opinion if any applicable laws change, or if we become aware of any facts that might change the opinion expressed, after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Act. In giving such consent, we do not admit that we are within the

April 29, 2009

category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours, MILLER & MARTIN PLLC

/s/ Miller & Martin PLLC